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                                                                    Exhibit 10.1

                                 MetLife, Inc.
                Summary of Non-Management Director Compensation

     The following non-management director compensation arrangements will take effect on April 25, 2006, the date of MetLife, Inc.'s 2006 Annual Meeting:

     1. Annual retainer of $225,000, of which $112,500 will be payable in cash and $112,500 will be payable in MetLife, Inc. common stock grants. The entire retainer will be in the form of a one-time payment payable on the date of the MetLife, Inc. Annual Meeting; provided, however, that the amount of the retainer will be adjusted on a pro rata basis for directors newly elected to the Board during the period between MetLife, Inc.'s Annual Meetings. MetLife, Inc. common stock grants will be rounded up to the next whole share at the closing price of MetLife, Inc. common stock on the New York Stock Exchange on the award day;

     2. An annual retainer of $25,000 will be payable in cash to each Chair of a Board Committee, such payment to be made concurrently with the payment of the annual retainer;

     3. An annual retainer of $25,000 will be payable in cash to the presiding Lead Director, such payment to be made concurrently with the payment of the annual retainer;

     4. An annual retainer of $25,000 will be payable in cash to the Chair of the Metropolitan Life Insurance Company Investment Committee, such payment to be made concurrently with the payment of the annual retainer; and

     5. No fees will be paid for directors' attendance at meetings.